Exhibit 10.1

FIRST AMENDMENT TO AND PARTIAL TERMINATION OF LEASE AGREEMENT

THIS FIRST AMENDMENT TO AND PARTIAL TERMINATION OF LEASE AGREEMENT (this “Amendment”) is entered into as of this 28th day of February, 2020 (“Execution Date”) by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”) and CYCLERION THERAPEUTICS, INC., a Massachusetts corporation (“Tenant”).

RECITALS

A.                WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of April 1, 2019 (as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises from Landlord comprising approximately 114,454 square feet of Rentable Area (the “Existing Premises”) of the building at 301 Binney Street in Cambridge, Massachusetts (the “Building”);

B.                 WHEREAS, Landlord and Tenant desire to surrender approximately 40,514 square feet of Rentable Area of the Existing Premises (the “Surrender Premises”) on the second (2nd) floor of the Building as shown on Exhibit A attached hereto and continue leasing approximately 73,940 square feet of Rentable Area of the Existing Premises located on the first (1st) and second (2nd) floors of the Building (the “Remaining Premises”) as shown on Exhibit B attached hereto in accordance with the following provisions; and

C.                 WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                  Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the Execution Date, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.                  Demising the Surrender Premises. Tenant has performed prior to the Execution Date, the work necessary to physically demise the Remaining Premises, and to also separate the base building system connections, security systems, tel/data and IT infrastructure and systems, BMS panels and systems, and utility meters (including HVAC submetering) serving each of the Surrender Premises and the Remaining Premises, and to effectuate an efficient separation of premises so that each of the Surrender Premises and the Remaining Premises may be leased independently of each other, as more specifically set forth on Exhibit C attached hereto and made a part hereof (collectively, the “Demising Work”). In addition, Tenant has substantially completed the work required to correct each issue listed on Exhibit D attached hereto and made a part hereof (collectively, the “FCA Work”), which FCA Work is set forth within that certain Facilities Conditions Assessment prepared by ICO Energy and Engineering (“ICO”) dated June 11, 2019. The Demising Work (including all Remaining Work, as defined below) and FCA Work has been completed (a) at Tenant’s sole cost and expense, (b) in full accordance with the provisions of the Existing Lease, including without limitation, Article 17 thereof, and (c) to the reasonable satisfaction of Landlord and its consultant(s). Tenant, at its sole expense, has engaged ICO as the independent commission agent to inspect the Demising Work and the portion of the FCA Work that relates to the Surrender Premises and issue a report to Tenant and Landlord with respect to the performance of such work. Tenant shall be responsible for any additional costs incurred by Landlord related to any review and approval of the Demising Work and FCA Work and the plans related thereto, including, without limitation, in connection with any peer review of plans and inspections relating thereto; provided, however, such additional costs shall not exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00). As used in this Amendment, “substantially complete” means that the required work has been substantially completed in accordance with the applicable requirements, other than minor or cosmetic punch list items which do not materially impair Landlord’s ability to utilize the Surrender Premises for its intended purposes (including items such as patching, painting, and cleaning) (the “Punch List Items”).

3.                  Surrender Premises Surrender Date. Tenant has substantially completed the Demising Work (other than the Remaining Work) and the FCA Work and surrendered the Surrender Premises to Landlord in broom clean condition, free of personal property and otherwise in the condition required under the Lease (including without limitation, the provisions of Article 26 of the Original Lease), and with the Demising Work (other than the Remaining Work) in good working order, as of the Execution Date (the “Surrender Date”). Landlord acknowledges and agrees that it has received an Exit Survey for the Surrender Premises and that such Exit Survey is reasonably satisfactory to Landlord. Tenant has conducted a site inspection with Landlord and its third party consultant, and (a) Landlord has determined, in its sole discretion, that the Punch List Items set forth on the proposal attached as Exhibit F remain outstanding, and (b) Landlord and Tenant have agreed that the total reasonably estimated amount required to complete the Punch List Items is $2,450.00 (the “Punch List Estimate”). Any Punch List Items which have not been completed by the Surrender Date shall be completed after the Surrender Date by Landlord or the successor tenant of the Surrender Premises, and Tenant shall pay Landlord the full amount set forth in the Punch List Estimate (the “Punch List Payment”) on or before the Surrender Date. The parties acknowledge and agree that there will be no reconciliation of the Punch List Payment in the event the actual cost to complete the Punch List is greater than or less than the Punch List Payment.

a.                   Landlord and Tenant acknowledge that certain components of the Demising Work as set forth on Exhibit E (collectively, the “Remaining Work”) have not been completed prior to the Surrender Date. Tenant shall perform the Remaining Work within the timeframes prescribed on Exhibit E, and in accordance with all provisions of the Lease (including without limitation, obtaining Landlord’s prior written consent to plans for the Remaining Work, to the extent not already approved as of the Execution Date). Landlord hereby grants Tenant and its contractors and agents a license (and Landlord shall cause the New Tenant to grant Tenant and its contractors and agents a license) to access the Surrender Premises from and after the Surrender Date solely for the purpose of performing the Remaining Work. Following Tenant’s completion of the Remaining Work, ICO shall inspect the Remaining Work and issue a report to Tenant and Landlord with respect to the performance of such work, at Tenant’s sole cost and expense. Landlord shall have the right to conduct an inspection to ensure that the Remaining Work has been properly performed prior to accepting such work. Tenant shall use reasonable efforts to minimize disruption of New Tenant’s (as defined on Exhibit E) operations in performing the Remaining Work. For the avoidance of doubt, the Remaining Work shall not constitute Punch List Items. The provisions of this Section 3(a) shall survive the Partial Lease Termination.

4.                  Surrender Premises Termination Fee. On or before the Surrender Date, Tenant shall pay to Landlord, by wire transfer in immediately available funds, a termination fee with respect to the Surrender Premises in an amount equal to Six Million Two Hundred Seventy Nine Thousand Six Hundred Seventy and 00/100 Dollars ($6,279,670.00).

5.                  Partial Lease Termination. The Lease shall automatically terminate with respect to the Surrender Premises effective as of 11:59 p.m. Eastern time on the Surrender Date (the “Partial Lease Termination”). As of the Partial Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect solely with respect to the Surrender Premises, except for those provisions relating to the Surrender Premises that, by their express terms, survive the expiration or earlier termination of the Lease, but the Lease shall remain in full force and effect with respect to the Remaining Premises

6.                  Remaining Premises Base Rent. Notwithstanding anything in the Existing Lease to the contrary, commencing on the day immediately after the Partial Lease Termination, Base Rent for the Remaining Premises shall be as follows (it being agreed that the Base Rent amounts set forth below have taken into account the annual 3% upward adjustment set forth in Section 8.1 of the Existing Lease):

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Day after Partial Lease Termination - 3/31/2020	73,940	$90.00	$554,550.00	$6,654,600.00*
4/01/2020-3/31/2021	73,940	$92.70	$571,186.50	$6,854,238.00
4/01/2021-3/31/2022	73,940	$95.48	$588,315.93	$7,059,791.20
4/01/2022-3/31/2023	73,940	$98.35	$605,999.92	$7,271,999.00
4/01/2023-3/31/2024	73,940	$101.30	$624,176.83	$7,490,122.00
4/01/2024-3/31/2025	73,940	$104.33	$642,846.68	$7,714,160.20
4/01/2025-3/31/2026	73,940	$107.46	$662,132.70	$7,945,592.40
4/01/2026-3/31/2027	73,940	$110.69	$682,034.88	$8,184,418.60
4/01/2027-3/31/2028	73,940	$114.01	$702,491.62	$8,429,899.40
4/01/2028-3/31/2029	73,940	$117.43	$723,564.52	$8,682,774.20
4/01/2029-6/30/2029	73,940	$120.95	$745,253.58	$8,943,043.00*

*To be pro-rated for partial year

7.                  Amended Lease Provisions after Partial Lease Termination. From and after the Partial Lease Termination, the Existing Lease shall be amended as follows:

a.                   The term “Premises” as used in the Lease, shall mean and refer to the Remaining Premises and shall exclude the Surrender Premises. Exhibit A attached to the Existing Lease shall be deemed deleted in its entirety and replaced with Exhibit A attached hereto.

b.                  The Rentable Area of the Premises shall be approximately 73,940 square feet, subject to adjustment pursuant to the terms of the Lease.

c.                   Tenant’s Pro Rata Share shall mean 17.72%.

d.                  Tenant’s non-exclusive license to use parking spaces in the parking facilities as set forth in Section 13.5 of the Existing Lease shall be reduced to fifty-five (55) spaces.

e.                   The amount of the Security Deposit shall be reduced to $4,990,763.44 subject to adjustment in accordance with the terms of the Lease (including pursuant to Section 11.8 of the Lease). Landlord shall cooperate with Tenant to cause the L/C Security currently held by Landlord to be replaced with a replacement L/C Security in the amount provided above, or amended to decrease the existing L/C Security to the reduced amount provided above, within thirty (30) days of the Partial Lease Termination.

8.                  Remaining Premises Work. Tenant shall cut and cap the two (2) bathroom exhaust boxes located on the third floor that are connected to the 2nd floor lab exhaust duct riser serving the Remaining Premises within ninety (90) days of the Surrender Date.

9.                  Mezzanine FCU Work. On or before the Surrender Date, Tenant shall pay Landlord $60,000.00 (the “FCU Payment”), representing Tenant’s contractor’s estimate for the cost of connecting the chilled water and hot water piping on the mezzanine floor so that the four fan coil units in the Surrender Premises that previously fed from the Remaining Premises are exclusively fed from the Surrender Premises (the “Mezzanine FCU Work”). Such work shall be completed by Landlord or the successor tenant of the Surrender Premises. The parties acknowledge and agree that there will be no reconciliation of the FCU Payment in the event the actual cost to complete the Mezzanine FCU Work is greater than or less than the FCU Payment.

10.                Reservation of Rights. Notwithstanding the Partial Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any uncured default (whether or not notice has been given) of the Tenant under the Lease with respect to the Surrender Premises existing as of the Partial Lease Termination.

11.                Release of Rights and Obligations. As of the Partial Lease Termination, (a) Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease with respect to the Surrender Premises arising from and after the Partial Lease Termination (but, for the avoidance of doubt. Tenant retains any rights to audit and receive reimbursement on account of any overpayment of Operating Expenses with respect to the Surrender Premises), and (b) Tenant shall have no further obligations with respect to the Surrender Premises, except for those provisions of the Lease that, by their express terms, survive the expiration or earlier termination of the Lease.

12.                Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Surrender Premises, Tenant does hereby remise, release and quitclaim to Landlord, without representation or warranty, such right, title or interest in or to the Surrender Premises as of the Partial Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

13.                No Transfer. As of the Execution Date, Tenant represents that it has not made (and covenants that it shall not make prior to the Partial Lease Termination) any assignment, sublease, transfer, conveyance or other disposition of the Lease or its interest therein with respect to the Surrender Premises, nor made or entered into (and covenants that it shall not make or enter into prior to the Partial Lease Termination) any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to work to be performed with respect to the Surrender Premises that will not be timely paid, discharged or bonded in accordance with the Lease.

14.              Broker. Each party represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment other than CBRE | New England (“Landlord’s Broker”) and Cushman & Wakefield (“Tenant’s Broker”), and agrees to reimburse, indemnify, save, defend (at the indemnified party’s option and with counsel reasonably acceptable to the indemnified party, at the indemnifying party’s sole cost and expense) and hold harmless the other party for, from and against any and all cost or liability for compensation claimed by any other broker or agent employed or engaged by it or claiming to have been employed or engaged by it. Landlord’s Broker is not entitled to any fee or commission in connection with this Amendment. Tenant shall be responsible for any brokerage fee or commission due to Tenant’s Broker in connection with this Amendment.

15.                No Default. As of the Execution Date, Tenant represents and warrants to Landlord that, to its actual knowledge, (i) Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and (ii) no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. As of the Execution Date, Landlord represents and warrants to Tenant that, to its actual knowledge, (i) Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and (ii) no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

16.                Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Cyclerion Therapeutics, Inc.

301 Binney Street

Cambridge, Massachusetts 02142

Attn: William Huyett, CFO

With a copy to:

Cyclerion Therapeutics, Inc.

301 Binney Street

Cambridge, Massachusetts 02142

Attn: Anjeza Gjino, VP Finance, Facilities and Corporate Secretary

17.                Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

18.                Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.

19.                Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

20.               Authority. Tenant guarantees, warrants and represents that the execution and consummation of this Amendment have been duly authorized by all appropriate company action, and the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Landlord guarantees, warrants and represents that the execution and consummation of this Amendment have been duly authorized by all appropriate company action, and the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

21.                Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, the parties have executed this Amendment as a sealed Massachusetts instrument as of the day hereinabove first written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ Colleen O’Connor
Name:	Colleen O’Connor
Title:	Vice President, East Coast

TENANT:

CYCLERION THERAPEUTICS, INC.,
a Massachusetts corporation

By:	/s/ William Huyett
Name:	William Huyett
Title:	Chief Financial Officer